Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Reports Strong Second Quarter 2010 Results

COLUMBUS, Ohio – (August 13, 2010) – Hexion Specialty Chemicals, Inc., today reported its results for the second quarter ended June 30, 2010. Results for the second quarter of 2010 include:

•

Revenues of $1.3 billion in the second quarter of 2010 compared to $947 million during the prior year period as sales increased primarily due to volume gains, pricing actions and the contractual pass through of higher raw material costs, partially offset by the negative impact of foreign currency translation.

•

Operating income of $138 million for the second quarter of 2010 compared to an operating loss of $9 million for the prior year period. Second quarter 2010 operating income improved compared to the prior year primarily due to higher revenues, lower expenses and an improved cost structure resulting from the Company’s ongoing productivity program.

•	Net income of $52 million for the 2010 quarter versus a net loss of $56 million in the prior year period. Second quarter 2010 results reflected the same factors impacting operating income.

•

Segment EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $164 million in the second quarter of 2010 compared to $90 million during the prior year period. (Note: Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income (Loss) later in this release.

“We were pleased with the pace of our second quarter 2010 top line gain and the sharp jump in EBITDA on both a year-over-year and sequential basis,” said Craig O. Morrison, Chairman, President and CEO. “Our strong results reflect improved overall demand as well as leverage from our ongoing productivity initiatives. In the second quarter of 2010, we experienced volume increases of approximately 30 percent versus the prior year period and 8 percent sequentially.”

“Our improved second quarter 2010 earnings were also driven by a solid recovery in our base epoxy business and continued strong performances in several of our specialty products, including specialty epoxy, Versatic™ Acids and Derivatives and oilfield products” Morrison said. “Short-term tightening in global capacity also contributed to the improvement in our base epoxy and acrylic monomers businesses, which boosted our second quarter 2010 results. We expect this short-term under-capacity to continue in the third quarter of 2010 before stabilizing by year-end 2010. Our North American Forest Product Resins business also continued to rebound despite housing starts that are still near historical lows, while year-over-year earnings significantly improved in our formaldehyde and international forest products businesses.”

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the second quarter ended June 30, 2010. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company to evaluate operating results and allocate resources among segments. Segment EBITDA is also the profitability measure used in management and executive incentive compensation programs. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. (Note: Segment EBITDA is defined and reconciled to Net Income (loss) later in this release.)

(U.S. Dollars in Millions)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Net Sales to Unaffiliated Customers(1)(2) :
Epoxy and Phenolic Resins	$613	$444	$1,169	$893
Formaldehyde and Forest Product Resins	422	272	808	543
Coatings and Inks	269	231	501	425

	$1,304	$947	$2,478	$1,861

Segment EBITDA(2) :
Epoxy and Phenolic Resins	$102	$63	$178	$109
Formaldehyde and Forest Product Resins	50	22	92	44
Coatings and Inks	27	22	42	23
Corporate and Other	(15)	(17)	(27)	(25)

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)	The Company changed its segment reporting in the first quarter of 2010. Prior period balances have been recast to conform to the Company’s current reportable segments.

Reconciliation of Segment EBITDA to Net Income (Loss) (Unaudited)

(U.S. Dollars in Millions)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Segment EBITDA:
Epoxy and Phenolic Resins	$102	$63	$178	$109
Formaldehyde and Forest Product Resins	50	22	92	44
Coatings and Inks	27	22	42	23
Corporate and Other	(15)	(17)	(27)	(25)

Reconciliation:
Items not included in Segment EBITDA
Terminated merger and settlement income, net	27	12	35	42
Non-cash charges	(2)	(3)	(11)	1
Unusual items:
Gain/(loss) on divestiture of assets	2	2	2	(1)
Business realignments	(3)	(22)	(11)	(38)
Asset impairments	—	(44)	—	(47)
Other	(8)	(8)	(16)	(22)

Total unusual items	(9)	(72)	(25)	(108)

Total adjustments	16	(63)	(1)	(65)
Interest expense, net	(72)	(56)	(135)	(120)
Gain on extinguishment of debt	—	14	—	182
Income tax (expense) benefit	(13)	3	(18)	—
Depreciation and amortization	(43)	(44)	(86)	(88)

Net income (loss) attributable to Hexion Specialty Chemicals, Inc.	52	(56)	45	60
Net income attributable to noncontrolling interest	—	—	—	1

Net income (loss)	$52	$(56)	$45	$61

Productivity Update

Hexion achieved $24 million in productivity savings in the second quarter of 2010 as it continued to take actions to reduce its overall cost structure. In addition, Hexion had $70 million of in-process productivity initiatives remaining as of June 30, 2010. The Company expects to incur net costs of $44 million to achieve the remaining productivity savings, which includes related restructuring costs and expected capital expenditures associated with the productivity program. Hexion anticipates that the remainder of these actions will occur over the next 15 months.

Six Month 2010 Results

Sales for the first six months of 2010 were $2.5 billion, a 33 percent increase compared to the first half of 2009. Volume increases across substantially all of our product lines drove the majority of the year-over-year sales increase. Operating income for the first six months of 2010 totaled $205 million compared to $3 million in the first six months of 2009. Operating income improved compared to the prior year primarily due to higher revenues, lower expenses and an improved cost structure resulting from the Company’s ongoing productivity program. Operating income in the first six months of 2009 also included $47 million in impairment costs. Hexion posted net income of $45 million in the first six months of 2010 compared to $60 million in the first six months of 2009. Net income in the first six months of 2009 included a gain of $182 million from the extinguishment of debt for amounts less than the face value of the debt securities.

Outlook

“Despite the ongoing volatility in various leading economic indicators, we remain optimistic that the recovery in volumes will continue in 2010,” Morrison said. “In addition, we believe our productivity efforts and our ongoing Six Sigma initiatives should continue to create operating leverage going forward as we focus on serving our global customers.”

“We also plan to continue to balance the priorities of careful cash management, cost reduction programs and various global growth initiatives, such as our new oilfield manufacturing site in Cleburn, Texas, and our Versatic™Acids and Derivatives expansion projects in the Asia Pacific region.”

Liquidity and Capital Resources

At June 30, 2010, Hexion had $3.637 billion of debt. In addition, at June 30, 2010, Hexion had $390 million in liquidity including $112 million of unrestricted cash and cash equivalents, $218 million of borrowings available under our senior secured revolving credit facilities, and $60 million of borrowings available under additional credit facilities at certain international subsidiaries and an equity commitment from certain affiliates of Apollo Management, L.P.

At June 30, 2010, the Company was in compliance with all financial covenants that govern its senior secured credit facilities, including its senior secured debt to Adjusted EBITDA ratio. Hexion expects to have adequate liquidity to fund its ongoing operations for the foreseeable future from cash on its balance sheet, cash flows provided by operating activities, amounts available for borrowings under its credit facilities and amounts committed from its parent.

Earnings Call

Hexion will host a teleconference to discuss Second Quarter 2010 results on Friday, August 13, 2010, at 10 a.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 866-730-5765

International Participants: 857-350-1589

Participant Passcode: 67280182

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.hexion.com. A replay of the call will be available for three weeks beginning at 1 p.m. Eastern Time on August 9, 2010. The playback can be accessed by dialing 888-286-8010 (U.S.) and 617-801-6888 (International). The passcode is 36217525. A replay also will be available through the Investor Relations Section of the Company’s website.

Reconciliation of Last Twelve Month Net Loss to Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and certain non-recurring costs. Adjusted EBITDA also reflects other adjustments permitted in calculating compliance under the indentures governing certain of the Company’s debt instruments and the Company’s senior credit facility, including reflecting the expected future impact of announced acquisitions and in-process cost saving initiatives. Certain covenants and tests in these agreements (i) require the Company to maintain a leverage ratio and (ii) restrict the Company’s ability to take certain actions such as incurring additional debt or making certain acquisitions if the Company is unable to meet a fixed charge coverage ratio. Our senior credit facility requires that the Company’s ratio of senior secured debt to Adjusted EBITDA (measured on a trailing four-quarter basis) not exceed 4.25 to 1.00 as of the last day of each fiscal quarter. Senior secured debt is defined to include borrowings under our senior credit facility and certain other indebtedness secured by liens (not including indebtedness secured by second-priority liens or certain indebtedness of our foreign subsidiaries that are not loan parties to our senior credit facility). The test to incur additional indebtedness and the ability to make future acquisitions requires an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these ratios can result in limiting long-term growth prospects by hindering the Company’s ability to incur future indebtedness or grow through acquisitions. The Company believes that including the supplemental adjustments applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with financial covenants and tests and assess the Company’s future ability to incur additional indebtedness. Adjusted EBITDA and fixed charges are not defined terms under accounting principles generally accepted in the United States of America (US GAAP).

Adjusted EBITDA is not intended to represent any measure of earnings or cash flow in accordance with US GAAP and the Company’s calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under US GAAP to evaluate the Company’s results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

(U.S. Dollars in Millions)

June 30, 2010 LTM Period
Reconciliation of Net Income to Adjusted EBITDA
Net income	$100
Income taxes	20
Gain on extinguishment of debt	(42)
Interest expense, net	238
Depreciation and amortization	176

EBITDA	492
Adjustments to EBITDA:
Terminated merger and settlement income, net (1)	(55)
Net income attributable to noncontrolling interest	(2)
Non-cash items(2)	8
Unusual items:
Loss on divestiture of assets	3
Business realignments(3)	29
Asset impairments	5
Other (4)	57

Total unusual items	94

Productivity program savings(5)	70

Adjusted EBITDA	$607

Fixed charges(6)	$258

Ratio of Adjusted EBITDA to Fixed Charges (7)	2.35

(1)

Represents negotiated reductions on accounting, consulting, tax and legal costs related to the terminated Huntsman merger and recognition of insurance settlements associated with the New York Shareholder Action. Also represents insurance recoveries related to the $200 million termination settlement payment made on behalf of the Company that was pushed down and treated as an expense of the Company in 2008. These amounts are partially offset by legal settlement accruals pertaining to the New York Shareholder Action. (Refer to Hexion’s 2009 Annual Report on Form 10-K and other SEC filings for a description of the New York Shareholder Action.)

(2)	Represents stock-based compensation, the write-off of previously deferred financing fees and unrealized foreign exchange and derivative activity.
(3)	Represents plant rationalization and headcount reduction expenses related to productivity programs and other costs associated with business realignments.
(4)

Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, realized foreign currency activity and debt issuance costs related to the January Refinancing Transactions.

(5)	Represents pro-forma impact of in-process productivity program savings.
(6)

Reflects pro forma interest expense based on interest rates at August 4, 2010 as if the January Refinancing Transactions and the execution of a new interest rate swap in July 2010 had taken place at the beginning of the period.

(7)

We are required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to be able to incur additional indebtedness under our indenture for the Second Priority Senior Secured Notes. As of June 30, 2010, the Company was able to satisfy this test and incur additional indebtedness under this indenture.

Forward-Looking Statements

Certain statements in this press release, including but not limited to those made under the caption “Outlook” are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our businesses, the economy and other future conditions. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (SEC). We caution you against relying on any forward-looking statements as they are neither statements of historical fact nor guarantees of future performance.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional or global economic, competitive and regulatory factors including, but not limited to, the current credit crises and global economic downturn, interruptions in the supply of or increased pricing of raw materials due to natural disasters, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations involving our products, and the following:

•	our inability to achieve expected cost savings,

•	the outcome of litigation described in footnote 12 to our financial statements on Commitments and Contingencies in our most recent Annual Report on Form 10-K,

•	our failure to comply with financial covenants under our credit facilities or other debt, and

•	the other factors described in the Risk Factors section of our Annual Report on Form 10-K and in our other SEC filings.

Any forward-looking statement made by us in this document speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Contacts

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals, Inc.

+1 614 225 2223

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals, Inc.

+1 614 225 4127

peter.loscocco@hexion.com

(See Attached Financial Statements)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Three months ended June 30,
(In millions)	2010	2009
Net sales	$1,304	$947
Cost of sales	1,103	823

Gross profit	201	124
Selling, general and administrative expense	94	85
Terminated merger and settlement income, net (a)	(27)	(12)
Asset impairments	—	44
Other operating (income) expense, net	(4)	16

Operating income (loss)	138	(9)
Interest expense, net	72	56
Gain on extinguishment of debt	—	(14)
Other non-operating expense, net	4	9

Income (loss) before income tax	62	(60)
Income tax expense (benefit)	13	(3)

Income (loss) before earnings from unconsolidated entities	49	(57)
Earnings from unconsolidated entities, net of taxes	3	1

Net income (loss)	52	(56)

Comprehensive (loss) income	$(2)	$10

(a)	Terminated merger and settlement income, net for the three months ended June 30, 2009 has been revised to record approximately $15 million of income related to the insurance recoveries by our owner for the costs incurred in connection with the termination of the merger with Huntsman Corporation. The insurance recoveries related to the $200 million termination settlement payment made by our owner on behalf of the Company was pushed down and treated as an expense of the Company in 2008.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Six months ended June 30,
(In millions)	2010	2009
Net sales	$2,478	$1,861
Cost of sales	2,129	1,647

Gross profit	349	214
Selling, general and administrative expense	175	168
Terminated merger and settlement income, net (b)	(35)	(42)
Asset impairments	—	47
Other operating expense, net	4	38

Operating income	205	3
Interest expense, net	135	120
Gain on extinguishment of debt	—	(182)
Other non-operating expense, net	11	5

Income before income tax	59	60
Income tax expense	18	—

Income before earnings from unconsolidated entities	41	60
Earnings from unconsolidated entities, net of taxes	4	1

Net income	45	61
Net income attributable to noncontrolling interest	—	(1)

Net income attributable to Hexion Specialty Chemicals, Inc.	$45	$60

Comprehensive (loss) income	$(35)	$92

(b)	Terminated merger and settlement income, net for the six months ended June 30, 2009 has been revised to record approximately $15 million of income related to the insurance recoveries by our owner for the costs incurred in connection with the termination of the merger with Huntsman Corporation. The insurance recoveries related to the $200 million termination settlement payment made by our owner on behalf of the Company was pushed down and treated as an expense of the Company in 2008.

CONDENSED CONSOLIDATED BALANCE SHEETS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

(In millions, except share data)	June 30, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents (including restricted cash of $3 and $7, respectively)	$115	$142
Short-term investments	12	10
Accounts receivable (net of allowance for doubtful accounts of $21 and $25, respectively)	673	478
Inventories:
Finished and in-process goods	305	264
Raw materials and supplies	134	115
Other current assets	80	84

Total current assets	1,319	1,093

Other assets, net	136	104
Property and equipment
Land	94	110
Buildings	305	322
Machinery and equipment	2,221	2,368

	2,620	2,800
Less accumulated depreciation	(1,326)	(1,360)

	1,294	1,440
Goodwill	161	177
Other intangible assets, net	140	159

Total assets	$3,050	$2,973

Liabilities and Deficit
Current liabilities
Accounts and drafts payable	$553	$481
Debt payable within one year	85	78
Affiliated debt payable within one year	4	4
Interest payable	70	36
Income taxes payable	41	42
Accrued payroll and incentive compensation	46	50
Other current liabilities	148	197

Total current liabilities	947	888

Long-term liabilities
Long-term debt	3,448	3,328
Affiliated long-term debt	100	100
Long-term pension and post employment benefit obligations	212	233
Deferred income taxes	114	120
Other long-term liabilities	126	128
Advance from affiliates	225	225

Total liabilities	5,172	5,022

Commitments and contingencies
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at June 30, 2010 and December 31, 2009	1	1
Paid-in capital	458	485
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Note receivable from parent	(24)	(24)
Accumulated other comprehensive income	19	99
Accumulated deficit	(2,284)	(2,328)

Total Hexion Specialty Chemicals, Inc. shareholder’s deficit	(2,126)	(2,063)
Noncontrolling interest	4	14

Total deficit	(2,122)	(2,049)

Total liabilities and deficit	$3,050	$2,973

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Six months ended June 30,
(In millions)	2010	2009
Cash flows (used in) provided by operating activities
Net income	$45	$61
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86	88
Gain on extinguishment of debt	—	(182)
Pushdown of recovery of expense paid by shareholder	(28)	(30)
Non-cash impairments and accelerated depreciation	—	48
Deferred tax provision (benefit)	2	(9)
Write-off of deferred financing fees	7	—
Other non-cash adjustments	8	(2)
Net change in assets and liabilities:
Accounts receivable	(236)	125
Inventories	(89)	134
Accounts and drafts payable	111	53
Income taxes payable	3	8
Other assets, current and non-current	(15)	5
Other liabilities, current and long-term	(2)	(45)

Net cash (used in) provided by operating activities	(108)	254

Cash flows used in investing activities
Capital expenditures	(47)	(57)
Capitalized interest	(1)	(2)
(Purchases of) proceeds from matured debt securities	(2)	5
Change in restricted cash	4	(7)
Deconsolidation of variable interest entities	(4)	—
Proceeds from the sale of assets	12	4
Dividends from unconsolidated affiliate	3	—

Net cash used in investing activities	(35)	(57)

Cash flows provided by (used in) financing activities
Net short-term debt repayments	—	(4)
Borrowings of long-term debt	1,379	252
Repayments of long-term debt	(1,222)	(487)
Net borrowings of affiliated debt	—	104
Purchase of note receivable due from parent	—	(24)
Deconsolidation of noncontrolling interest in variable interest entity	—	(24)
Long-term debt and credit facility financing fees	(33)	—
Payments of dividends on common stock	—	(9)

Net cash provided by (used in) financing activities	124	(192)

Effect of exchange rates on cash and cash equivalents	(4)	6
(Decrease) increase in cash and cash equivalents	(23)	11
Cash and cash equivalents (unrestricted) at beginning of period	135	121

Cash and cash equivalents (unrestricted) at end of period	$112	$132